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                     FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

    This FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT, dated as of February 21, 1997 (this "First Amendment"), is made and entered into by and between PACIFICARE HEALTH SYSTEMS, INC., a Delaware corporation, as seller ("Seller"), and TOTAL HEALTH CHOICE, INC., a Florida nonprofit corporation, as buyer ("Buyer"), with reference to the following facts:

                                       PREAMBLE

    A. Buyer and Seller have entered into that certain Stock Purchase Agreement, dated as of January 21, 1996 (the "Agreement"), pursuant to which Buyer has agreed to purchase all of the issued and outstanding shares of capital stock of the Company, and Seller has agreed to purchase the capital stock of the Company.

    B. Notwithstanding the conditions to Closing set forth in the Agreement, applicable Florida law pertaining to HMO Regulatory Approval permits Buyer and Seller to consummate the transactions contemplated under the Agreement subject to obtaining HMO Regulatory Approval as a condition subsequent to such transactions.

    C. In view of the flexibility under applicable regulatory law, among other reasons, Buyer and Seller desire to amend the Agreement as of the Closing in accordance with the terms and subject to the conditions set forth in this First Amendment.

    NOW, THEREFORE, in consideration of the above premises and the promises, covenants, conditions, representations and warranties exchanged by the parties hereinbelow, Buyer and Seller hereby agree as follows:

    1.   AMENDMENTS TO THE AGREEMENT.   Buyer and Seller agree to amend the
Agreement as follows:

         1.1 Article 1, Section 1.1, entitled DEFINED TERMS, is amended by adding the following new definitions:

         "ADJUSTED REAL ESTATE VALUE: (i) With respect to those parcels of Real Estate which are owned or held by the Company, Buyer or one of their subsidiaries or affiliates at the end of the Regulatory Negotiation Period, the depreciated book value of such parcels; plus
    (ii) with respect to those parcels of Real Estate which have been sold prior to the end of the Regulatory Negotiation Period, the greater of the assumed book value (as reflected on Schedule 2.4) of such parcels on the Closing Date or the proceeds received from the sale of such parcels.


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         PUT OPTION:  As defined in Section 10.11(c).

         PUT OPTION PERIOD: The thirty (30) day period which follows (if applicable) the Regulatory Negotiation Period.

         PUT OPTION PRICE: The Final Purchase Price minus Three Million Dollars ($3,000,000.00).

         REGULATORY NEGOTIATION PERIOD: The thirty (30) day period which follows (if applicable) the earlier to occur of (i) DOI's final and nonappealable rejection or disapproval of Buyer's completed application for HMO Regulatory Approval, or (ii) the expiration of one (1) year after Buyer has submitted its completed application for HMO Regulatory Approval without having obtained such approval."

         1.2 Article 1, Section 1.1, entitled DEFINED TERMS, is further amended by deleting the definition of "Assets" in its entirety and substituting the following definition therefor:

         "ASSETS: The assets, properties, business, goodwill and rights of every kind and description, whether real, personal or mixed or tangible or intangible, wherever situated, of the Company and of its Subsidiaries, except for the (i) Excluded Claims, (ii) the items listed in the last column of Schedule 2.4 entitled "Balances Retained by PacifiCare"; and (iii) account number 22072, entitled Accrued Legal, with the current balance of approximately $25,182, which account was inadvertently excluded from the "Balances Retained by PacifiCare" column."

         1.3 Article 1, Section 1.1, entitled DEFINED TERMS, is further amended by deleting the definition of "Closing Date" in its entirety and substituting the following definition therefor:

         "CLOSING DATE:  February 21, 1997."

         1.4 Article 1, Section 1.1, entitled DEFINED TERMS, is further amended by deleting the definition of "Purchase Refund" in its entirety and substituting the following definition therefor:

         "PURCHASE REFUND: To compensate Buyer for the deterioration in the value of the Company due to the Company's projected losses in the month of February, 1997, the Preliminary Purchase Price shall be reduced by an amount equal the product of (i) Four Hundred Thousand Dollars ($400,000.00), multiplied by (ii) a fraction the numerator of which is the number of days which


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    have elapsed in the month of February through the Closing Date and the denominator of which is twenty-eight (28), the number of days in the month of February."

         1.5  Article 2 is amended by adding a new Section 2.7 as follows:

         "2.7 SUBSEQUENT HMO REGULATORY APPROVAL. Without limiting any other provision of this Agreement, the purchase and sale of the Company's Shares as contemplated hereunder is subject to Buyer obtaining HMO Regulatory Approval as a condition subsequent to such transaction. Buyer's inability to obtain HMO Regulatory Approval shall result in a rescission of the purchase and sale of the Shares in accordance with the provisions of Section 10.10 below."

         1.6 Article 6, Section 6.1, entitled REPRESENTATIONS AND WARRANTIES TRUE; CLOSING CONDITIONS SATISFIED, is amended by (1) deleting the first clause designated "(iii)" in its entirety, which reads as follows: "(iii) all of the conditions to Seller's obligations set forth in this Article 6 have been fully satisfied or waived in writing by Seller" and (2) deleting the second clause designated "(iii)" in its entirety and substituting the following provision therefor: "(iii) all of the conditions to Buyer's obligations set forth in this
Article 6 have been fully satisfied by Seller or waived in writing by Buyer."

         1.7 Article 6, Section 6.4, entitled CONSENTS AND APPROVALS, is amended by deleting the first sentence thereof in its entirety. The deleted sentence read as follows: "HMO Regulatory Approval shall have been obtained."

         1.8 Article 7, Section 7.1, entitled REPRESENTATIONS AND WARRANTIES TRUE; CLOSING CONDITIONS SATISFIED, is amended by deleting clause "(iii)" in its entirety and substituting the following provision therefor: "(iii) all of the conditions to Seller's obligations set forth in this Article 7 have been fully satisfied by Buyer or waived in writing by Seller."

         1.9 Article 7, Section 7.4, entitled CONSENTS AND APPROVALS, is amended by deleting the first sentence thereof in its entirety. The deleted sentence read as follows: "HMO Regulatory Approval shall have been obtained."

         1.10 Article 10 is amended by adding the following provisions at the end of Section 10.5:

    "After the Closing, Buyer shall fully cooperate with any appropriate requests made by Seller or others to review, copy or otherwise duplicate any books, records or other written materials or information respecting the conduct of the


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    Company's business which may be reasonably necessary under the circumstances."

         1.11 Article 10 is amended by adding new Sections 10.11 and Section
10.12 as follows:

         "10.11    SEEKING HMO REGULATORY APPROVAL. (a) Seller shall use
    its best good faith efforts to continue to seek and to diligently pursue HMO Regulatory Approval. In connection with its pending application for HMO Regulatory Approval, Buyer shall, and shall cause the Company to, promptly respond to all governmental requests for additional information and comments to the application. Buyer shall, and shall cause the Company to, provide DOI or AHCA with all information and documentation necessary to obtain HMO Regulatory Approval. Buyer shall comply with all reasonable regulatory requirements of DOI or AHCA in obtaining regulatory approval.

              (b) During the continued pendency of HMO Regulatory Approval, Buyer shall preserve the Company's value and shall comply with the remaining obligations of this Section 10.11(b). Buyer shall promote the Company's HMO business and market the Company's health benefit plans. Buyer shall use reasonable and customary business and financial practices to enhance the Company's value and to preserve the Company's financial condition. Buyer shall cause the Company to be operated in compliance with applicable regulatory and other laws.

              (c) In the event that HMO Regulatory Approval cannot be obtained prior to January 31, 1998 or, prior to such time, DOI has rendered a final and nonappealable order disapproving or rejecting such completed application, then Buyer and Seller shall work cooperatively, diligently and in good faith during the Regulatory Negotiation Period to persuade DOI and/or AHCA to provide HMO Regulatory Approval. If HMO Regulatory Approval has not been obtained prior to the expiration of the Regulatory Negotiation Period, then Buyer shall have the option (the "Put Option") to cause Seller to repurchase the Shares in exchange for the Put Option Price; provided, however, that Buyer's right to exercise the Put Option is conditioned upon satisfaction of the following obligations:

                   (i) Buyer shall have complied with its obligations under Section 10.11(a) and 10.11(b) with respect to obtaining HMO Regulatory Approval and the conduct of the Company's business;


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                   (ii) The Tangible Net Equity of the Company as of the
    end of the Regulatory Negotiation Period shall not be less than the Adjusted Real Estate Value; and

                   (iii) Buyer agrees to and shall be solely responsible for and shall defend, indemnify and hold harmless Seller and Seller's shareholders, directors, officers, subsidiaries, affiliates, successors, successors-in-interest and assigns from and
    against:   (A) any balance sheet liabilities necessary to increase the
    Company's Tangible Net Equity to the Adjusted Real Estate Value; and
    (B) any other Liabilities of the Company or of any of its Subsidiaries which have arisen, occurred or accrued from and after the Closing Date through the date of repurchase of the Shares by Seller.

                   Provided that the conditions in the foregoing clauses
    (i), (ii) and (iii) are satisfied, then, upon the conditions described in this Section 10.11(c), including Buyer's timely exercise of the Put Option, Seller shall be required to repurchase the Shares for the Put Option Price. Seller shall be required to effect such repurchase within ten (10) business days after Buyer's proper exercise of the Put Option. Upon Buyer's exercise of the Put Option, the Put Option Price, in Seller's sole discretion, may be reduced by any known balance sheet liabilities or other known Liabilities of the Company for which Buyer has agreed to indemnify Seller pursuant to clause
    (iii) of this Section 10.11(c).  The covenants and obligations of this
    Section 10.11 shall survive the Closing.

         10.12 OTHER NOTICES, CONSENTS AND APPROVALS. In the event that any notices to, or filings or registrations with, Governmental Authorities or other Persons necessary to consummate the purchase and sale of the Shares as contemplated hereunder were not given or made prior to Closing, then Buyer and Seller, as the case may be, shall provide such notice or make such filings or registrations as soon
    after Closing as possible.   In the event that any consents or
    approvals, other than HMO Regulatory Approval, necessary to, or contemplated by, the purchase and sale of the Shares hereunder were not obtained prior to Closing ("Other Consents"), Buyer shall diligently continue to use its best good faith efforts to obtain such Other Consents as expeditiously as possible. In order to obtain such Other Consents, Buyer shall, or shall cause the Company to, comply with all requests for information and all other reasonable requests required by the Person whose consent or approval is required. Buyer acknowledges that Seller has, prior to the Closing, provided Buyer with copies of all requests for the Other Consents required to be obtained on Seller's part to consummate the transactions contemplated hereunder. The covenants and obligations of this Section 10.12 shall survive the Closing.


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         1.12 Schedule 3.16 is deleted in its entirety and Schedule 3.16 attached to this First Amendment ("Revised Schedule 3.16") is substituted therefor. Revised Schedule 3.16 attached to this First Amendment shall fully replace and supersede Schedule 3.16 to the Agreement. From and after the date hereof, all references in the Agreement to Schedule 3.16 shall mean and refer to Revised Schedule 3.16.

         1.13 Schedule 3.21 is deleted in its entirety and Schedule 3.21 attached to this First Amendment ("Revised Schedule 3.21") is substituted therefor. Revised Schedule 3.21 attached to this First Amendment shall fully replace and supersede Schedule 3.21 to the Agreement. From and after the date hereof, all references in the Agreement to Schedule 3.21 shall mean and refer to Revised Schedule 3.21.

         1.14 Part A of Schedule 3.24 is deleted in its entirety and Part A of
Schedule 3.24 attached to this First Amendment ("Revised Schedule 3.24(A)") is substituted therefor. Revised Schedule 3.24(A) attached to this First Amendment shall fully replace and supersede Part A of Schedule 3.24 to the Agreement.
From and after the date hereof, all references in the Agreement to Part A of
Schedule 3.24 shall mean and refer to Revised Schedule 3.24(A).

    2. EXHIBITS AND SCHEDULES. References in this First Amendment to exhibits and schedules are to exhibits and schedules of and to this First Amendment. All exhibits or schedules of or to this First Amendment are hereby incorporated herein by this reference.

    3. EFFECT OF THIS FIRST AMENDMENT. Except as amended by this First Amendment, the Agreement shall not be further amended, modified or revised and the Agreement, as hereby amended, shall continue in full force and effect and shall be enforced in accordance with its terms and conditions.

    4. INTEGRATED AGREEMENT. This First Amendment, together with the exhibits and schedules, collectively constitute the final written integrated expression of all of the agreements and understandings between Buyer and Seller with respect to the subjects addressed herein and is a fully integrated agreement with respect to such subjects. As a fully integrated agreement, this First Amendment supersedes all prior or contemporaneous, written or oral, memoranda, arrangements, contracts or understandings between the parties hereto relating to the subject matter hereof. Any representations, promises, warranties or statements made by any party which differ in any way from the terms of this First Amendment shall be given no force or effect. The parties specifically represent, each to the other, that there are no additional or supplemental agreements or contracts between them related in any way to the matters herein contained unless specifically included or referred to herein. No addition to or modification of any provision of this First Amendment shall be binding upon any party unless embodied in a dated written instrument signed by Buyer and Seller.


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    5.   CAPITALIZED TERMS.  The capitalized terms used in this First Amendment which are not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

    6    SEVERABILITY.  In the event that any provision in this First Amendment shall be found by a Governmental Authority or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal or unenforceable, and the validity, legality and enforceability of the remaining provisions of this First Amendment shall not in any way be affected or impaired thereby.

    7. GOVERNING LAW. This First Amendment shall be governed by and construed in accordance with the laws of the State of Florida.

    8. SUCCESSORS AND ASSIGNS. This First Amendment shall be binding upon the parties hereto and their respective successors, successors-in-interests, transferees and assigns.

    9. CONSTRUCTION. This First Amendment has been drafted with the joint participation of each of the parties hereto and shall be construed to be neither against nor in favor of any party hereto, but rather in accordance with the fair meaning hereof.


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    10.  COUNTERPARTS.  This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

    IN WITNESS WHEREOF, Buyer and Seller have executed this First Amendment as of the date first written above.

BUYER:                  TOTAL HEALTH CHOICE, INC.,
                        a Florida nonprofit corporation


                        By: /s/ K.G. Rimmer
                           ---------------------------------
                        Title: CEO
                              --------------------------------
SELLER:                 PACIFICARE HEALTH SYSTEMS, INC.,
                        a Delaware corporation

                        By: /s/ Joseph S. Konowiecki
                           ---------------------------------
                        Title: Secretary
                              --------------------------------


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